Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Select Funds of our report dated March 27, 2025, relating to the financial statements and financial highlights, which appear in American Beacon AHL Trend ETF’s and American Beacon GLG Natural Resources ETF’s (two of the series constituting American Beacon Select Funds) Annual Report on Form N-CSR for the period ended January 31, 2025. We also consent to the references to us under the headings “Other Service Providers”, “Financial Statements”, “Consolidated Financial Highlights” and “ Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 28, 2025